Exhibit 10.8
Sema4 Holdings Corp.
NOTICE OF EARN-OUT RSU AWARD
The Participant named below has been granted an award of Earn-Out Restricted Share Units (the “Earn-Out RSUs”), subject to the terms and conditions of the Merger Agreement (as defined below), this Notice of Earn-Out Restricted Share Unit Award (this “Notice of Grant”) and the Earn-Out Restricted Share Unit Agreement, attached as Annex A hereto (the “Earn-Out RSU Agreement”).
This award of Earn-Out RSUs is granted separate and apart from, and outside of, the Sema4 Holdings Corp. 2021 Equity Incentive Plan (the “Plan”) and will not constitute an award granted under or pursuant to the Plan. However, except as otherwise expressly stated herein, the Earn-Out RSUs are governed by terms and conditions identical to those of the Plan, which are incorporated herein by reference. In the event of any conflict between the terms and conditions of this Notice of Grant and the Earn-Out RSU Agreement, on the one hand, and the Plan, on the other hand, this Notice of Grant and the Earn-Out RSU Agreement will govern.
On February 9, 2021, Mount Sinai Genomics, Inc., d/b/a Sema4 (“Sema4”) entered into an Agreement and Plan of Merger with CM Life Sciences (“Parent”) and the other parties named therein (the “Merger Agreement”), pursuant to which Sema4 became a wholly owned subsidiary of Parent on July 22, 2021. Parent then changed its name to Sema4 Holdings Corp., which is referred to herein as the “Company”.
For purposes of the Earn-Out RSUs, the terms “Acceleration Event”, “Accelerated Vesting Date”, “Change of Control”, “Common Share Price”, “Earn-Out Period”, “Earn-Out Participating Shares”, “Parent Class A Stock”, “Forfeiture Pool”, “Triggering Event I”, “Triggering Event II”, and “Triggering Event III” will have the meanings assigned to them in the Merger Agreement, and each other capitalized term used but not defined herein will have the meanings assigned thereto in the Plan.

Participant Name:	[to be inserted]
Participant Address:	[to be inserted]
Maximum Number of Earn-Out RSUs:	Participant’s Base Earn-Out RSUs plus Participant’s Forfeiture Pool Units
Base Earn-Out RSUs:	[to be inserted][1], consisting of Tier I Base Earn-Out RSUs, Tier II Base Earn-Out RSUs and Tier III Base Earn-Out RSUs as described below
Tier I Base Earn-Out RSUs:	[to be inserted][2]
Tier II Base Earn-Out RSUs:	[to be inserted][3]
Tier III Base Earn-Out RSUs	[to be inserted][4]
Earn-Out RSU Grant Date:	[to be inserted][5]
_________________
1.Note to Draft: To equal the Participant’s “Pro Rata Allocation” of the Earn-Out Service Provider Shares.
Each Participant’s “Pro Rata Allocation” of the Earn-Out Service Provider Shares will be equal to a ratio, (a) the numerator of which is the aggregate number of shares of Company Common Stock that are issuable upon the exercise of the Company Options held by or allocated to be granted to Participant as of immediately prior to the Closing, and (b) the denominator of which is the aggregate number of shares of Company Common Stock that are issuable upon the exercise of all Company Options outstanding or allocated to be granted as of the immediately prior to the Closing, in each case calculated on a treasury stock basis and after giving effect to the conversion of the Class B Common Stock pursuant to the Mandatory Conversion Notice under the Company Organizational Documents.
2.Note to Draft: To equal 3.66% of the Base Earn-Out RSUs
3.Note to Draft: To equal 3.66% of the Base Earn-Out RSUs
4.Note to Draft: To equal 3.67% of the Base Earn-Out RSUs
5.Note to Draft: The Earn-Out RSUs will be granted following the closing of the merger, after the filing of the Form S-8.

Service Requirement: [∙]% of Participant’s Base Earn-Out RSUs and Forfeiture Pool Units will have satisfied the Service Requirement as of the Earn-Out RSU Grant Date; and an additional [∙]% of the Participant’s Base Earn-Out RSUs and Forfeiture Pool Units will have satisfied the Service Requirement on each subsequent [∙], [∙], [∙] and [∙] (each a “Service Vesting Date”), subject to Participant remaining in continuous Service through each such Service Vesting Date. If the applicable vesting percentage results in a fractional share, then such fractional share will not satisfy the Service Requirement until the immediately following Service Vesting Date.
Participant’s Forfeiture Pool Units: In accordance with the terms of the Merger Agreement, Shares underlying all individuals’ Earn-Out RSUs that are forfeited as a result of the individual’s failure to satisfy the Service Requirement will accumulate in the “Forfeiture Pool”. Upon the last day of any calendar year (or on an Accelerated Vesting Date), all Shares that (i) are accumulated in the Forfeiture Pool as of such date and (ii) would have been issued pursuant to the Merger Agreement as a result of the occurrence of a Triggering Event had they not been made subject to an award of Earn-Out RSUs, will be issued to the Company Stockholders (other than holders of Dissenting Shares) and the holders of Earn-Out RSUs that have not been forfeited, in accordance with their pro rata portions (as described below).
Each such last day of a calendar year or Accelerated Vesting Date is referred to herein as a “Forfeiture Pool Vesting Date”, and the Shares issuable as of each Forfeiture Pool Vesting Date are referred to herein as the “Forfeiture Pool Shares”.
Participant’s pro rata portion of the Forfeiture Pool Shares as of each Forfeiture Pool Vesting Date are referred to as Participant’s “Forfeiture Pool Units”, and will be determined as of each Forfeiture Pool Vesting Date based on a ratio:
(i)    the numerator of which is the number of Participant’s Base Earn-Out RSUs that have not been forfeited under the terms of this Notice of Grant and the Earn-Out RSU Agreement (regardless of whether such Base Earn-Out RSUs are Service Vested or Service Unvested) as of such Forfeiture Pool Vesting Date; and
(ii)    the denominator of which is the sum of the (A) the aggregate number of Earn-Out Participating Shares attributable to all Company Stockholders plus (B) the aggregate number of Base-Earn Out RSUs then-held by all Participants (including those granted to individuals other than the Participant) that have not been forfeited (regardless of whether such Base Earn-Out RSUs are Service Vested or Service Unvested) as of such Forfeiture Pool Vesting Date.
Participant will be deemed to have no Forfeiture Pool Units as of a Forfeiture Pool Vesting Date if Participant is not in continuous Service as of such Forfeiture Pool Vesting Date. Participant’s Forfeiture Pool Units as of any given point of time will be subject to vesting as provided below.
Vesting of Base Earn-Out RSUs and Forfeiture Pool Units:
(a)    Vesting Requirements.  The vesting of Participant’s Base Earn-Out RSUs is conditioned on the satisfaction of both the Service Requirement and on the satisfaction of a market-based requirement (the “Triggering Event Requirement”) as described below. The vesting of Participant’s Forfeiture Pool Units is also conditioned on the satisfaction of the Service Requirement.
(i)    Service Requirement.  The Base Earn-Out RSUs and the Forfeiture Pool Units for which the Service Requirement has been satisfied as of any given point in time are referred to herein as “Service Vested”, and the remaining Base Earn-Out RSUs and Forfeiture Pool Units as of such point in time are referred to herein as “Service Unvested”. If Participant experiences a termination of Service, all of Participant’s Base Earn-Out RSUs and Forfeiture Pool Units that are Service Unvested as of the date of such termination of Service will not vest and the underlying Shares will be added to the Forfeiture Pool.
(ii)    Triggering Event Requirement.  The Triggering Event Requirement will be satisfied for Participant’s Base Earn-Out RSUs as follows, in each case subject to Participant remaining in continuous Service through the event described in clause (1), (2) or (3) set forth below (each such event, the applicable “Triggering Event”):
(1)    the Triggering Event Requirement will be satisfied for the Tier I Base Earn-Out RSUs upon the earlier of the achievement of Triggering Event I and the occurrence of an Acceleration Event as described in clause (d) below;
(2)    the Triggering Event Requirement will be satisfied for the Tier II Base Earn-Out RSUs upon the earlier of the achievement of Triggering Event II and the occurrence of an Acceleration Event as described in clause (d) below; and
(3)    the Triggering Event Requirement will be satisfied for the Tier III Base Earn-Out RSUs upon the earlier of the achievement of Triggering Event III and the occurrence of an Acceleration Event as described in clause (d) below;
The applicable Triggering Event must occur, if at all, on or before the last day of the Earn-Out Period in order for the applicable Base Earn-Out RSUs to satisfy the Triggering Event Requirement, and any Base Earn-Out RSUs that have not satisfied the Triggering Event Requirement as of the last day of the Earn-Out Period will be forfeited (and, for clarity, will not be added to the Forfeiture Pool).
If Participant is not in continuous Service as of the occurrence of the applicable Triggering Event for Base Earn-Out RSUs, then such Base Earn-Out RSUs will not vest and the Shares underlying such Base Earn-Out RSUs will be added to the Forfeiture Pool to the extent they have not already been added to the Forfeiture Pool as a result of Participant’s termination of Service. For clarity, Shares will only be added to the Forfeiture Pool once, even if such Shares are required to be added to the Forfeiture Pool pursuant to clause (a)(i) and this clause (a)(ii).
(b)    Vesting of Base Earn-Out RSUs Upon and After Applicable Triggering Event.
(i)    Upon a Triggering Event.  If Participant remains in continuous Service as of the occurrence of the applicable Triggering Event for Base Earn-Out RSUs, then such Base Earn-Out RSUs that are Service Vested as of the occurrence of such Triggering Event will vest upon the occurrence of such Triggering Event.
(ii)    After a Triggering Event.  No Base Earn-Out RSUs that are Service Unvested as the occurrence of a Triggering Event will vest upon the occurrence of such Triggering Event. Instead, if Participant remains in continuous Service as of the occurrence of the applicable Triggering Event for Base Earn-Out RSUs, then such Base Earn-Out RSUs that are Service Unvested as of the occurrence of such Triggering Event will vest after such Triggering Event only to the extent the Service Requirement for such Base Earn-Out RSUs is satisfied as provided in clause (a)(i) (each subsequent Service Vesting Date, a “Subsequent Vesting Event”).

(c)    Vesting of Forfeiture Pool Units Upon and After Forfeiture Pool Vesting Date.
(i)    On a Forfeiture Pool Vesting Date.  If Participant remains in continuing Service as of a Forfeiture Pool Vesting Date, then Participant’s Forfeiture Pool Units that are Service Vested as of such Forfeiture Pool Vesting Date will vest on such Forfeiture Pool Vesting Date.
(ii)    After a Forfeiture Pool Vesting Date.  None of the Forfeiture Pool Units that are Service Unvested on a Forfeiture Pool Vesting Date will vest on such Forfeiture Pool Vesting Date. Instead, if a Participant remains in continuous Service as of a Forfeiture Pool Vesting Date, then Participant’s Forfeiture Pool Units that are Service Unvested as such Forfeiture Pool Vesting Date will vest after such Forfeiture Pool Vesting Date on the Subsequent Vesting Events only to the extent the Service Requirement is satisfied as provided in clause (a)(i) at the time of such Subsequent Vesting Events.
(d)    Acceleration Event; Change of Control.  If there is an Acceleration Event during the Earn-Out Period with respect to a Triggering Event, then such Triggering Event will be deemed to have occurred as of immediately prior to the consummation of such Acceleration Event. If there is a Change of Control (whether during or following the Earn-Out Period and regardless of whether such Change in Control constitutes an Acceleration Event), such Change of Control will have the same effect on the Participant’s Base Earn-Out RSUs and Forfeiture Pool Units as a Corporate Transaction within the meaning of the Plan (and the Participant’s Base Earn-Out RSUs and Forfeiture Pool Units will be subject to term and conditions identical to those of Section 21 of the Plan).
[To include for any Earn-Out RSUs granted with respect to options that have single-trigger accelerated vesting: In addition, 100% of Participant’s Base Earn-Out RSUs and Forfeiture Pool Units will be deemed to have satisfied the Service Requirement as of the consummation of a Change in Control.]
[To include for any Earn-Out RSUs granted with respect to options that have double-trigger accelerated vesting: In addition, if the acquiring entity in a Change in Control refuses to assume, convert, replace or substitute Participant’s Base Earn-Out RSUs and/or Forfeiture Pool Units as set forth in Section 21 of the Plan, then 100% of Participant’s Base Earn-Out RSUs and Forfeiture Pool Units, as applicable, will be deemed to have satisfied the Service Requirement as of the consummation of such Change in Control. If Participant’s Service is terminated by the Company without Cause (as defined below) or as the result of Participant’s resignation for Good Reason (as defined below), in each case during the period: (i) commencing on the later of (a) three (3) months before the effective date of the Change in Control and (b) the date on which the Company commences its engagement with the applicable counterparty to pursue the transaction that will constitute the Change in Control if such transaction is consummated and (ii) ending twelve (12) months after the effective date of the Corporate Transaction (such period, the “Protected Period” and such a termination in during the Protected Period, a “Protected Period Termination”), then 100% of Participant’s Base Earn-Out RSUs and Forfeiture Pool Units, as applicable, will be deemed to have satisfied the Service Requirement as of immediately prior to the later of the date of such Protected Period Termination or the effective date of such Change in Control.
“Cause” means that such termination is for “Cause” as such term (or word of like import) is defined in a then-effective written employment agreement between Participant and the Company or one of its subsidiaries, or the acquiring entity in a Change in Control, or in the absence of such written employment agreement and definition, has the meaning assigned thereto in the Plan.
“Good Reason” means that such termination is for “Good Reason” as such term (or word of like import) is defined in a then-effective written employment agreement between Participant and the Company or one of its subsidiaries, or the acquiring entity in a Change in Control, or in the absence of such written employment agreement and definition, means the occurrence after a Change in Control or any of the following events or conditions during the Protected Period unless consented to by Participant (and Participant will be deemed to have consented to any such event or condition unless Participant provides written notice of Participant’s non-acquiescence within thirty (30) days of the effective time of such event or condition):
(i)    a change in Participant’s responsibilities or authority which represents a material diminution in the Participant’s responsibilities or authority as in effect immediately preceding the consummation of a Change in Control;
(ii)    a reduction in Participant’s base salary or annual bonus opportunity to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter;
(iii)    requiring Participant to be based at any place outside a 50 mile radius from Participant’s job location prior to the Change in Control, except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control;
A termination will be considered to be for Good Reason only if Participant delivers to the Company, within thirty (30) days following an event constituting Good Reason, a written notice of intended resignation for Good Reason setting forth in reasonable detail the facts and circumstances claimed by Participant to provide a basis for the termination for Good Reason, and the Company has not cured such grounds for Good Reason within thirty (30) days following receipt of such notice. A termination of Participant’s employment by the Company that occurs at the closing of a Change in Control in which the acquiring entity offers Participant continued employment on terms that would not constitute Good Reason will not be considered to be a Protected Period Termination.]
Settlement: Earn-Out RSUs that vest upon the occurrence of the applicable Triggering Event will be settled no later than March 15 of the calendar year following the calendar year in which the applicable Triggering Event occurs. Forfeiture Pool Units that vest on a Forfeiture Pool Vesting Date will be settled no later than March 15 of the calendar year following the calendar year in which such Forfeiture Pool Vesting Date occurs. Base Earn-Out RSUs and Forfeiture Pool Units that vest upon a Subsequent Vesting Event will be settled no later than March 15 of the calendar year following the calendar year in which such Subsequent Vesting Event occurs. Settlement means the delivery of the Shares underlying the vested portion of a Base Earn-Out RSU or Forfeiture Pool Unit. Such settlement will occur whether or not Participant remains in continuous Service at the time of settlement, but there will be no settlement of unvested Base Earn-Out RSUs or Forfeiture Pool Units. No fractional Base Earn-Out RSUs, Forfeiture Pool Units or rights for fractional Shares will be created pursuant to this Notice of Grant or the Earn-Out RSU Agreement.

Participant understands that Participant’s Service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) and that nothing in this Notice of Grant or the Earn-Out RSU Agreement changes the at-will nature of that relationship (provided that this sentence does not alter the terms of any written employment agreement Participant may have with the Company). Participant acknowledges that the vesting of the Base Earn-Out RSUs pursuant to this Notice of Grant is conditioned on the occurrence of an Triggering Event or a Subsequent Vesting Event, and that the vesting of Participant’s Forfeiture Pool Units pursuant to this Notice of Grant is conditioned upon a Forfeiture Pool Vesting Date or a Subsequent Vesting Event . Participant also understands that this Notice of Grant is subject to the terms and conditions of the Earn-Out RSU Agreement and are governed by term and conditions identical to those of the Plan, each of which is incorporated herein by reference. Participant has read the Earn-Out RSU Agreement and the Plan.
By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Earn-Out RSUs which the Company may designate, may deliver in connection with this grant (including the Notice of Grant, the Earn-Out RSU Agreement, account statements or other communications or information) whether via the Company’s intranet or the internet site of another third party or via email, or other means of electronic delivery specified by the Company.
By Participant’s and the Company’s acceptance hereof (in each case, whether written, electronic or otherwise), Participant and the Company agree that the Earn-Out RSUs are granted under and governed by the terms and conditions of this Notice of Grant and the Earn-Out RSU Agreement, and are governed by term and conditions identical to those of the Plan.

PARTICIPANT	SEMA4 HOLDINGS CORP.

Signature:	By:
Print Name:	Its:

ANNEX A
EARN-OUT RESTRICTED SHARE UNIT AGREEMENT
Participant has been granted Earn-Out RSUs subject to the terms, restrictions and conditions of the Notice of Earn-Out Restricted Share Unit Award (the “Notice of Grant”) and this Earn-Out Restricted Share Unit Agreement (this “Agreement”).
1.    Non-Plan Grant.  The Earn-Out RSUs are granted to you as a stand-alone award, separate and apart from, and outside of, the Sema4 Holdings Corp. 2021 Equity Incentive Plan (the “Plan”), and will not constitute an award granted under or pursuant to the Plan. However, except as otherwise expressly stated herein, the Earn-Out RSUs are governed by terms and conditions identical to those of the Plan, which are incorporated herein by reference. In the event of any conflict between the terms and condition of this Notice of Grant and the Earn-Out RSU Agreement, on the one hand, and the Plan, on the other hand, this Notice of Grant and the Earn-Out RSU Agreement will govern. Capitalized terms used and not otherwise defined in the Notice of Grant or herein will have the meanings set forth in the Plan.
2.    No Stockholder Rights.  Unless and until such time as Shares are issued in settlement of vested Earn-Out RSUs, Participant will have no ownership of the Shares underlying the Earn-Out RSUs and will have no right to dividends or to vote such Shares.
3.    Dividend Equivalents.  Dividend equivalents, if any (whether in cash or Shares), will not be credited to Participant in respect of Participant’s Earn-Out RSUs.
4.    No Transfer.  The Earn-Out RSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in any manner, other than by will or by the laws of descent and distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis. By signing this Agreement, Participant agrees not to sell any Shares acquired pursuant to this Agreement at a time when applicable laws, regulations or Company or underwriter trading policies prohibit sale. This restriction will apply so long as Participant remains in Service.
5.    Termination.  If Participant’s Service terminates for any reason, all unvested Earn-Out RSUs will be forfeited, and all of Participant’s rights to such Earn-Out RSUs will immediately terminate without payment of any consideration to Participant. In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).
6.    Taxes
(a)    Tax Consequences.  PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE ACQUIRING THE SHARES IN THE JURISDICTION IN WHICH PARTICIPANT IS SUBJECT TO TAX. Shares will not be issued under this Agreement unless Participant makes arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the acquisition or vesting of Shares.
(b)    Responsibility for Taxes.  Regardless of any action the Company or, if different, Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to Participant’s Earn-Out RSUs and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability
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for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Earn-Out RSUs, including the grant of the Earn-Out RSUs, the issuance of the Shares subject to the Earn-Out RSUs, the vesting of such Shares, the subsequent sale of such Shares and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the Earn-Out RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result. Participant acknowledges that if Participant is subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Company will only recognize Participant as a record holder of the Shares subject to the Earn-Out RSUs if Participant has paid or made, prior to any relevant taxable or tax withholding event, as applicable, adequate arrangements satisfactory to the Company and/or the Employer to satisfy any withholding obligation the Company and/or the Employer may have for Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or by withholding from proceeds of the sale of the Shares subject to the Earn-Out RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sale pursuant to this authorization). The Committee may also authorize one or a combination of the following methods to satisfy Tax-Related Items: (a) payment by Participant to the Company or the Employer of an amount equal to the Tax-Related Items in cash, (b) having the Company withhold Shares subject to the Earn-Out RSUs that would otherwise be issued to Participant when they vest having a value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned Shares having a value equal to the Tax-Related Items to be withheld, or (d) any other arrangement approved by the Company and permissible under applicable law; in all cases, under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy and 10b5-1 trading plan policy, if applicable; provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding will be a mandatory sale (unless the Committee will establish an alternate method prior to the taxable or withholding event). Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or the issuance of Shares subject to the Earn-Out RSUs or vesting thereof that cannot be satisfied by the means previously described.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares subject to the Earn-Out RSU that would otherwise be released when they vest. If the obligation for Tax-Related Items is satisfied by withholding in Shares that would otherwise be subject to release when they vest, for tax purposes, Participant is deemed to have been issued the full number of such Shares, notwithstanding that a number of the such Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, Participant acknowledges that the Company has no obligation to deliver Shares subject to the Earn-Out RSUs to Participant until Participant has satisfied the obligations in connection with the Tax-Related Items as described in this Section.
(c)    Section 409A.  For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the
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extent any payments provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then the payment will not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following a separation from service; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
7.    Acknowledgement.  The Company and Participant agree that the Earn-Out RSUs are granted under and governed by the Notice of Grant and this Agreement, and are governed by terms and conditions identical to those of the Plan, which is incorporated herein by reference. Participant (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions and (iii) hereby accepts the Earn-Out RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.
8.    Entire Agreement; Enforcement of Rights; Severability.  This Agreement, the Plan and the Notice of Grant constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
9.    Stop Transfer Orders.
(a)    Stop-Transfer Notices.  Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” restrictions to its transfer agent, if any, and that if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(b)    Refusal to Transfer.  The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as the owner or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares will have been so transferred.
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10.    Compliance with Laws and Regulations.  The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable foreign and US state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of the issuance or transfer. Participant may not be issued any Shares if the issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares will relieve the Company of any liability in respect of the failure to issue or sell the Shares.
11.    No Rights as Employee, Director or Consultant.  Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Service, for any reason, with or without cause.
12.    Choice of Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
13.    Delivery of Documents and Notices.  Any document relating to participating in the Plan and/or notice required or permitted hereunder will be given in writing and will be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery or deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.
14.    Award Subject to Company Clawback or Recoupment.  To the extent permitted by applicable law, Earn-Out RSUs will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of Participant’s Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Earn-Out RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Earn-Out RSUs.
BY ACCEPTING THIS AWARD OF EARN-OUT RSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.
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